EXHIBIT 3.1

STATEMENT OF RESOLUTION

ESTABLISHING SERIES

GEE GROUP INC.

(Filed May 17, 2019)

Pursuant to the provisions of "The Business Corporation Act of 1983", the undersigned corporation hereby submits the following Statement of Resolution Establishing Series.

1. The name of the corporation is GEE Group Inc.

2. The Board of Directors of the Company (the “Board”) on May 15, 2019 duly adopted the following resolution establishing and designating one or more series and fixing and determining the relative rights and preferences thereof:

WHEREAS, the Amended and Restated Articles of Incorporation, as amended of the Company (the "Articles of Incorporation") authorize the issuance of up to 20,000,000 shares of preferred stock, without par value per share of the Company ("Preferred Stock") in one or more series, and expressly authorizes the Board to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, relative rights, powers, preferences, limitations and restrictions of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, relative rights, powers, preferences, limitations and restrictions of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby establish and fix and herein state and express the designation, relative rights, powers, preferences, limitations and restrictions of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as "Series C 8% Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of Shares constituting such series shall be 3,000,000. The relative rights, powers, preferences, limitations and restrictions of the Series C Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"Articles of Incorporation" has the meaning set forth in the Recitals.

"Board" has the meaning set forth in the Recitals.

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"Change of Control" means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Company and its Subsidiaries; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Company or the holders of Common Stock (or other voting stock of the Company) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such sale, transfer or issuance to designate or elect a majority of the Board (or its equivalent) of the Company; or (c) any merger, consolidation, recapitalization or reorganization of the Company with or into another Person (whether or not the Company is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

"Common Stock" means the common stock, without par value per share, of the Company.

"Company" has the meaning set forth in the Preamble.

"Conversion Price" has the meaning set forth in Section 7.1.

"Conversion Shares" means the shares of Common Stock of the Company then issuable upon conversion of the Series C Preferred Stock in accordance with the terms of Section 7.

"Date of Issuance" means, for any Share of Series C Preferred Stock, the date on which the Company initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

"Deemed Liquidation" has the meaning set forth in Section 5.1(b)

"Junior Securities" means the Common Stock and any series of preferred stock of the Company designated as junior to the Series C Preferred Stock.

"Liquidation" has the meaning set forth in Section 5.1(a).

"Liquidation Value" means, with respect to any Share, $1.00 (as adjusted for any stock splits, recapitalizations or similar transaction with respect to the Series C Preferred Stock).

"Person" means an individual, Company, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

"Preferred Stock" has the meaning set forth in the Recitals.

"Redemption Date" has the meaning set forth in Section 8.1

"Redemption Price" has the meaning set forth in Section 8.1.

"Series B Preferred Stock" means the Company’s Series B Convertible Preferred Stock, without par value.

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"Series C Preferred Stock" has the meaning set forth in Section 1.

"Share" means a share of Series C Preferred Stock.

"Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3. Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all Shares of the Series C Preferred Stock shall rank pari passu with the Series B Preferred Stock and senior to all Junior Securities.

4. Dividends. Holders of Shares of Series C Preferred Stock shall be entitled to receive an annual dividend of 8% of the Liquidation Value per Share. Such dividend shall be payable quarterly on June 30, September 30, December 31 and March 31 of each year commencing on June 30, 2019, in preference to any dividend paid on or declared and set aside for the Series B Preferred Stock or any Junior Securities and shall be paid-in-kind in additional shares of Series C Preferred Stock. .

5. Liquidation.

5.1 Liquidation; Deemed Liquidation

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a "Liquidation"), the holders of Shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders on a pari passu basis with the holders of Shares of Series B Preferred Stock then outstanding, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holders, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

(b) Deemed Liquidation. The occurrence of a Change of Control shall be deemed a Liquidation for purposes of this Section 5 (a “Deemed Liquidation”). Upon the consummation of any such Deemed Liquidation, the holders of the Series C Preferred Stock shall, in consideration for cancellation of their Shares, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Company of the amounts payable with respect to the Series C Preferred Stock under Section 5.1(a) hereof. Notwithstanding the foregoing, nothing in this Section 5.1(b) shall limit in any respect the right of any holder of Series C Preferred Stock to elect the benefits of either this Section 5 or Section 7.5(b) in connection with any Change of Control.

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(c) Deemed Liquidation Procedures. In furtherance of the foregoing, the Company shall take such actions as are necessary to give effect to the provisions of Section 5.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the Shares of Series C Preferred Stock are converted into or exchanged for cash, new securities or other property as a majority of the then outstanding Shares may elect, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Company and distributing the assets of the Company in accordance with applicable law or redeeming all outstanding Shares of Series C Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in Section 3 and Section 5. The Company shall promptly provide to the holders of Shares of Series C Preferred Stock such information concerning the terms of such Change of Control, and the value of the assets of the Company as may reasonably be requested by the holders of Series C Preferred Stock. The amount deemed distributed to the holders of Series C Preferred Stock upon any such Change of Control in consideration for the Shares held by such holders shall be the cash or fair market value(as determined in good faith by the Board) of the securities or other property received by the Company or the holders of Common Stock in such Change of Control transaction.

5.2 Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series C Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably with the holders of the Series B Preferred Stock on a pari passu basis in any distribution of the remaining assets and funds of the Company based on the percentage of Shares of the Series C Preferred Stock held by each such Holder and (b) the Company shall not make or agree to make any payments to the holders of Junior Securities.

5.3 Notice. In the event of any Liquidation (or Deemed Liquidation), the Company shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series C Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each holder of Shares of such material change.

6. Voting.

6.1 Voting Generally. Except as set forth in Section 6.2 or as may be required by Illinois law, the holders of the Series C Preferred Stock shall have no voting rights.

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6.2 Special Voting Right. Without the prior written consent of holders of not less than a majority of the then total outstanding Shares of Series C Preferred Stock, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Company shall not create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company) that ranks pari passu with or superior to the Series C Preferred Stock in relative rights, preferences or privileges (including with respect to dividends, liquidation or voting).

7. Conversion.

7.1 Right to Convert Each share of Series C Preferred Stock shall be convertible into one share of Common Stock, subject to the adjustments set forth in Section 7.5. Subject to the provisions of this Section 7, at any time and from time to time, any holder of Series C Preferred Stock shall have the right by written election to the Company to convert all or any portion of the outstanding Shares of Series C Preferred Stock held by such holder into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of Shares to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and unpaid dividends on such Shares to be converted, and then (iii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per Share (the "Conversion Price") shall be the Liquidation Value of such Share, subject to adjustment as applicable in accordance with Section 7.5 below.

7.2 Procedures for Conversion; Effect of Conversion

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series C Preferred Stock pursuant to Section7.1, a holder shall (a) submit a written election to the Company that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Company the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series C Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Company of a written election and the surrender of such certificate(s) and accompanying materials, the Company shall as promptly as practicable (but in any event within five (5) days thereafter) deliver to the relevant holder (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1 and, if applicable (b) a certificate in such holder's (or the name of such holder's designee as stated in the written election) for the number of Shares of Series C Preferred Stock represented by the certificate or certificates delivered to the Company for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof and listed for trading on the NYSE MKT or other principal market on which the Common Stock is then traded..

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(b) The Company shall, promptly upon its receipt of a written election to convert Shares, notify the holder by telephone and by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in such written election to convert were effected in full, whereupon, notwithstanding anything to the contrary set forth herein, the holder may, to the extent that the holder determines that such conversion would result in the holder and its affiliates beneficially owning more than 4.99% of the Company's outstanding shares of Common Stock, within one trading day of its receipt of the Company's written election to convert, revoke such conversion in whole or in part by notifying the Company by telephone or facsimile.

(c) Effect of Conversion. All Shares of Series C Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

7.3 Reservation of Stock. The Company shall at all times when any Shares of Series C Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series C Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.5 hereof. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

7.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series C Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

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7.5 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series C Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.5.

(a) Adjustment to Conversion Price and Conversion Shares Upon Subdivision or Combination of Common Stock. If the Company shall, at any time after the Date of Issuance subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall be proportionately increased. If the Company shall at any time after the Date of Issuance combine (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.5(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment to Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to without par value or from without par value to par value or as a result of a subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company's assets to another Person or (v) other similar transaction , in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series C Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights hereunder to insure that the provisions of this Section 7 shall thereafter be applicable, as nearly as possible, to the Series C Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series C Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series C Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 7.5(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument, the obligation to deliver to the holders of Series C Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series C Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7.5(b), each holder of Shares of Series C Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction) hereunder, instead of giving effect to the provisions contained in this Section 7.5(b) with respect to such holder's Series C Preferred Stock.

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(c) Certificate as to Adjustment.

(i)	As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Company shall furnish to each holder of record of Series C Preferred Stock at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)	As promptly as reasonably practicable following the receipt by the Company of a written request by any holder of Series C Preferred Stock, but in any event not later than five (5) days thereafter, the Company shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series C Preferred Stock held by such holder.

(d) Notices. In the event:

(i)	that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution; or

(ii)	of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person; or

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(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to each holder of record of Series C Preferred Stock at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) at least five (5) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend or distribution and a description of such dividend or distribution, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock and the Conversion Shares.

8. Redemption

8.1 Redemption at the Option of the Company. At any time and from time to time, the Company at its option may redeem in cash all or any part of the Series C Preferred Stock at a redemption price per Share equal the Liquidation Value of such Share plus accrued and unpaid dividends to the date of redemption (the “Redemption Price”). Any election by the Company to redeem Shares of Series C Preferred Stock shall be submitted in writing to the holders of the Series C Preferred Stock not less than ten (10) calendar days prior to the date selected for such redemption (the “Redemption Date”). Any call for redemption of any portion of the Series C Preferred Stock by the Company pursuant to this Section 8.1 shall be made on a pro rata basis among all holders of Series C Preferred Stock. The Company shall pay the applicable Redemption Price on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates representing the shares of Series C Preferred Stock to be redeemed (properly endorsed or assigned for transfer to the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Redemption Price. Shares of Series C Preferred Stock to be redeemed on the Redemption Date will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series C Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series C Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in cash in full, all shares of Series C Preferred Stock submitted for redemption will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

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9. Reissuance of Series C Preferred Stock. Any Shares of Series C Preferred Stock converted or otherwise acquired by the Company shall be cancelled and retired as authorized and issued shares of capital stock of the Company and no such Shares shall thereafter be reissued, sold or transferred.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Company, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Company(or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendment and Waiver. No term of the Series C Preferred Stock may be amended, modified or waived except by an instrument in writing executed by the Company and the holders of at least a majority of the then outstanding Shares of Series C Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Company and each holder of Series C Preferred Stock. No amendment, modification or waiver of the terms or relative priorities of the Series C Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Company with another corporation or entity unless the Company has obtained the prior written consent of the holders in accordance with this Section 11.

The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirm, under penalties of perjury, that the facts stated herein are true.

Dated: May 15, 2019

GEE Group Inc. (Exact Name of Corporation)

attested by:	/s/ Kim Thorpe	by:	/s/ Derek Dewan
	(Signature of Secretary)		(Signature of President)
	Kim Thorpe, Secretary		Derek Dewan, Chief Executive Officer and Chairman of the Board

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